Exhibit 99.1

Corporate Headquarters

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, NJ 08012-4638

Tel 856-228-8100

Fax 856-228-0653

www.metrologic.com

Metrologic Announces Organizational Changes

Announces Dates for First Quarter Earnings Release

Blackwood, New Jersey - April 20, 2006—Metrologic Instruments, Inc. (NASDAQ–NMS:MTLG) today announced a number of changes to its management team, including the hiring and promotion of several key executives, effective immediately.

•	Benny Noens is resigning as President and CEO, effective July 1, 2006.

•	Mark Schmidt is promoted to Executive Vice President, Strategic Initiatives.

•	Joseph Sawitsky is promoted to Executive Vice President, Operations.

•	As previously announced, Frank Zirnkilton is appointed Executive Vice President and Chief Administrative Officer.

•	Bruce Harrison is appointed Vice President and General Counsel.

•	Richard Close, currently a Director on Metrologic’s Board, is appointed Chairman of the Board of Adaptive Optics Associates, Inc.

Metrologic will host a conference call on Friday, April 21, 2006, at 8:30 AM ET to discuss these changes. The dial-in numbers are (800) 946-0782 (Domestic) and (719) 457-2657 (International). Those interested in participating in the conference call should dial in at least 10 minutes prior to commencement of the call. The audio for the conference call will also be available as an audio web cast that can be accessed through the Metrologic web site at www.metrologic.com/corporate/main.htm by clicking on the banner at the bottom of our home page and following the instructions. A replay of the conference call web cast will be available for 30 days.

Benny Noens has announced that, for personal reasons, he is resigning from his position as Chief Executive Officer and President effective July 1, 2006. In light of this decision, Mr. Noens has resigned from the Board of Directors of Metrologic effective immediately. He has served in these posts since July, 2004 and has been with Metrologic since 1991. “I am pleased with the success that Metrologic has achieved during my tenure as Chief Executive Officer and President. During my 15 years with Metrologic, I’ve worked with great people and served excellent customers. I am confident in Metrologic’s prospects for continued growth and I regret having to make this decision at this time in the company’s history,” said Benny Noens.

C. Harry Knowles, Metrologic’s Chairman of the Board, commented, “Benny has served Metrologic well and we deeply appreciate his contribution to the company. He will be sorely missed. Benny fulfilled the leadership and strong execution role that we hoped he would in fostering Metrologic’s revenue growth in challenging times in the global markets we serve. He greatly strengthened our worldwide sales organization. The organizational changes we are announcing today reflect a commitment by Metrologic’s Board of Directors to a strategy that leverages our strength in sales with a renewed commitment to leadership in innovation and operational excellence. We are scrutinizing our management processes to ensure that we have the administrative infrastructure to effectively and efficiently support the next phase of Metrologic’s growth. At the same time, we are bolstering our capability to aggressively protect the intellectual property we now have and that which we will develop in the future. I am confident that the management team we’ve assembled provides the leadership qualities and strategic vision necessary to help us achieve our goals.”

Metrologic has announced the formation of an Office of the Chief Executive consisting of Chairman C. Harry Knowles, current CEO Benny Noens, until his departure in July, Mark Schmidt, Joe Sawitsky and Frank Zirnkilton to manage the company through this period of transition. The Board is actively seeking a replacement for Mr. Noens and is considering both internal and external candidates.

Mark Schmidt, 36, previously Senior Vice President of Worldwide Marketing, is promoted to Executive Vice President, Strategic Initiatives. In addition to his current responsibilities of marketing and corporate development, Mr. Schmidt will take on responsibility for engineering and research and development for data capture and collection products. He will also coordinate worldwide sales on an interim basis. Mr. Schmidt joined Metrologic in 1992 as an Optical Engineer and has progressed through product management and marketing, becoming Senior Vice President of Worldwide Marketing in 2002.

Joseph Sawitsky, 44, previously Senior Vice President of Manufacturing and Operations, is promoted to Executive Vice President, Operations. In this role, Mr. Sawitsky will be responsible for production, automation, procurement, inventory management and logistics with an emphasis on maintaining strong cost discipline in all areas. Prior to joining Metrologic in 1998 as Production Manager, Mr. Sawitsky served in the U.S. Navy Nuclear Submarine Force and worked in various roles for ICI Composites and Zenith Electronics America.

As announced on April 17, Frank Zirnkilton, 50, will be responsible for Finance, Investor Relations, Human Resources, Legal Affairs and Information Technology. Prior to joining Metrologic, Mr. Zirnkilton served as Vice President and Chief Financial Officer of Arctic Slope Regional Corporation, Senior Vice President and Chief Financial Officer of Atlantic Aviation Corporation and in various positions with FMC Corporation in the United States and in the Far East.

Bruce Harrison, 58, is named Vice President and General Counsel. Mr. Harrison will report to Frank Zirnkilton. Prior to joining Metrologic, Mr. Harrison was Senior Partner at the law firm of Capehart & Scatchard and was Capehart’s Managing Shareholder from 1991 through 2000. Mr. Harrison has worked with Metrologic for almost 17 years as the company’s outside counsel in New Jersey. He has extensive litigation experience, with a specialty in labor, employment and regulatory matters. Mr. Harrison also has appellate experience in both the Federal and State court systems.

In addition, Richard Close, 63, is appointed Chairman of the Board of Directors of Adaptive Optics Associates, Inc., Metrologic’s subsidiary located in Cambridge, MA. Mr. Close became a Director of Metrologic in September 1999 and will continue in that capacity in addition to assuming this additional responsibility. From January 1997 until August 2000, Mr. Close served as President and General Manager of Polaroid Graphics Imaging LLC. Polaroid Graphics Imaging LLC is now a privately owned, independent company. Prior to that, Mr. Close served as President and Chief Executive Officer of Computer Identics Corporation from 1993 until 1997. With an extensive background in optics and imaging, Rich also worked as a manager for Kodak for several years.

Announcement of Dates for First Quarter Earnings Release and Conference Call

Metrologic will announce earnings for the first quarter of 2006 on Tuesday, May 9, 2006 and will hold a conference call for investors on Wednesday, May 10, 2006 at 8:30 AM ET. Dial-in and web cast information will be provided separately before the scheduled call.

About Metrologic

Metrologic Instruments, Inc. (“Metrologic”) is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by the highest level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic’s sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit www.metrologic.com.

Metrologic’s Contact for Investor Relations:

Ann Anthony – Director, Investor Relations

Email: a.anthony@metrologic.com

Phone: (856) 228-8100 x5507